NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO
Steve E. Tondera, Jr., CFO

SAMSYS TECHNOLOGIES SIGNS VAR AGREEMENT WITH HEI, INC. TO PROVIDE SPECIALTY RFID SOLUTIONS IN MANUFACTURING PACKAGING

TORONTO, May 28, 2003 (Canada NewsWire via COMTEX) — SAMSys Technologies Inc. (SMY:TSX-VEN) (“SAMSys”), SAMSys Technologies Inc. (SAMSys), a world leading provider of radio frequency identification (RFID) hardware solutions and RFID integration consulting services, today announced that it has signed a value-added reseller (VAR) agreement with HEI, Inc. (HEI) (formerly Cross Technology), a U.S.-based company specializing in the custom design and manufacturing of innovative microelectronics packaging, subsystem, connectivity, and software solutions. Under this agreement, SAMSys will provide its RFID reader hardware and consulting services to HEI.

HEI offers manufacturing, design solutions and services to provide state- of-the-art materials and process technology to advanced medical, hearing, broadband communications, and industrial markets. This VAR agreement formalizes the relationship to include channel development and system integration with SAMSys’ reader hardware and accessories.

HEI offers the highest density packaging with fully encapsulated and functionality testing for RFID identification and product verification. RFID reader technology will enable multi-frequency, multi-protocol capabilities regardless of the tag and label design and needs. Currently HEI uses a number of commercially available integrated circuits for making tags and labels. These can be integrated into a single multi-frequency reading device for many applications over the range of the RFID product spectrum.

“HEI provides the integration capability for complete tag solutions as well as providing the systems level activity needed in the industry. HEI’s tags and design capability for unique designs has been a benefit to customers in the industry. The addition of the wide range of readers that SAMSys provides will be a welcome addition to our offering in many new fields and new products,” says Simon Hawksworth, VP of Sales and Marketing.

“HEI has carved out a unique position in the market by providing “rugged” RFID tags that withstand harsh environmental conditions and applications,” says Cliff Horwitz, Chairman and Chief Executive Officer of SAMSys. “We are pleased to partner with this innovative company to continue offering optimum logistics management solutions.”

“SAMSys has been a strong influence for enhancing RFID solutions globally, and we’re pleased to further our existing relationship to now include their full line of RFID readers to our product line for RFID systems and solutions,” said Mart Diana, Sales and Marketing. “By incorporating SAMSys’ readers with our RFID system integrations, we can provide competitive and top-notch solutions to our clients.”

SAMSys offers a selection of reader solutions including standard frequency-specific modules, custom-made application specific reader systems, and OEM modules to provide tailored solutions for a wide variety of supply chain management, logistics management, and tracking and fulfillment applications. The comprehensive line of RFID readers spans low frequency, high frequency and UHF, supports a very broad range of protocols, which supports a wide range of form factors, including: packaged and ready to use low power, multi-protocol readers; high power, multi-protocol readers for demanding applications; networked reader solutions for complex, multi-reader applications; smart shelves; modules for integration into OEM products; RFID reader networking tools for TCP/IP connectivity; and dual frequency readers at 125KHz/13.56MHz and 134KHz/13.56 MHz. In addition to providing reader solutions, SAMSys offers consulting services that focus on the front-end of the RFID implementation process.

About SAMSys Technologies Inc.

SAMSys Technologies Inc. (SAMSys), founded in 1995, is a world-leading provider of radio frequency identification (RFID) hardware solutions and RFID integration consulting services designed to evaluate and recommend optimal RFID solutions to enhance existing business process. SAMSys offers a family of products to simplify the installation and ensure the ongoing performance of the overall RFID hardware infrastructure. SAMSys is a public company whose shares are listed for trading on the TSX Venture Exchange under the symbol: “SMY”. The Company has a total of 28.7 million shares outstanding. Visit SAMSys at: www.samsys.com and www.investorfile.com.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advance Medical Division	4801 north 63rd Street, Boulder CO 80301
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

For further information: SAMSys Contacts: Media Contact: Mary Pygiel, Consultant, Maverick Public Relations, (416) 628-5504, maryp(at)maverickpr.com; Investor Relations Contact: Gerry Wimmer, INVESTORFILE.com, (416) 360-8895, gwimmer(at)investorfile.com; Company Contact: Cliff Horwitz, Chief Executive Officer, (905) 707-0404 x230, cliff.horwitz(at)samsys.com; HEII Contact: Mr. Mart Diana and Carl Livingston, Sales & Marketing for RFID, (952) 443-2500, mart_d(at)heii.com, carl_l(at)heii.com